EXHIBIT 21

List of FactSet Research Systems, Inc.’s Subsidiaries

The following is a list of subsidiaries of FactSet Research Systems Inc., a Delaware corporation, as of August 31, 2022. This list includes companies owned (directly or indirectly) or controlled by FactSet Research Systems Inc.

Name of Subsidiary	State or Country of Incorporation or Organization

BI-SAM Inc.	Delaware
Bravo Consult EOOD	Bulgaria
BTU Analytics, LLC	Colorado
Cabot Investment Technology, Inc.	Delaware
Cobalt Software, Inc.	Delaware
Code Red, Inc.	Massachusetts
FactSet Benelux B.V.	Netherlands
FactSet Brasil Consultoria Ltda	Brazil
FactSet Canada, Inc.	Canada
FactSet China Co., Ltd.	China
FactSet Charitable Foundation	Delaware
FactSet Data Systems, Inc.	Delaware
FactSet Switzerland AG	Switzerland
FactSet Digital Solutions Oy	Finland
FactSet Digital Solutions, LLC	Delaware
FactSet Europe Limited	England
FactSet Europe S.à.r.l.	Luxembourg
FactSet France Inc.	Delaware
FactSet GmbH	Germany
FactSet Hong Kong Limited	Hong Kong
FactSet International (UK) Limited	England / Wales
FactSet Ireland Limited	Ireland
FactSet Italia S.R.l.	Italy
FactSet JCF	France
FactSet Limited	Delaware
FactSet Mergerstat, LLC	Delaware
FactSet Pacific, Inc.	Delaware
FactSet Philippines, Inc.	Philippines
FactSet Research Limited	New York
FactSet Research Systems South Africa Pty. Ltd.	South Africa
FactSet Singapore Pte. Ltd.	Singapore
FactSet Spain SL	Spain
FactSet Sweden AB	Sweden
FactSet Systems India Private Limited	India
FactSet (UAE) LTD	United Arab Emirates
FactSet UK Limited	England / Wales
FinAnalytica Inc.	Washington
P.A.N. Securities, L.P.	Delaware
Portware International, LLC	Delaware
Portware, LLC	Delaware
PTS NET, LLC	Delaware

SIA FactSet Latvia	Latvia
StreetAccount LLC	Wyoming
TruValue Labs, Inc.	Delaware
Vermilion Holdings Limited	Scotland
Vermilion Software Inc.	Delaware
Visent Technology AB	Sweden